                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Spacetec IMC Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transactions applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the Filing Fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

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[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 (1) Amount Previously Paid:

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

                            SPACETEC IMC CORPORATION


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  The 1997 Annual Meeting of Stockholders of Spacetec IMC Corporation, a Massachusetts corporation (the "Company") will be held at The Boott Cotton Mills Museum Event Center, 400 Foot of John Street, Lowell, Massachusetts at 10:00 a.m. on Thursday, September 11, 1997 for the following purposes:

 1. To elect two directors to hold office for a term of three years and until their respective successors are elected and qualified.

 2. To adopt the Company's Amended and Restated 1995 Director Stock Option Plan, which, among other things, increases the aggregate number of shares of the Company's Common Stock as to which options may be granted under such plan by 150,000 shares.

 3. To transact such other business as may be in furtherance of or incidental to the foregoing or as may otherwise properly come before the meeting.

 Only stockholders of record at the close of business on July 21, 1997 will be entitled to vote at the meeting or any adjournment thereof.

 IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                     By order of the Board of Directors,


                                     Neil M. Rossen, Clerk


Dated:  July 29, 1997

                            SPACETEC IMC CORPORATION

                                 The Boott Mill
                            100 Foot of John Street
                       Lowell, Massachusetts  01852-1126
                           Telephone:  (508) 275-6100

                                Proxy Statement
                                ---------------


  The enclosed proxy is solicited on behalf of the Board of Directors of Spacetec IMC Corporation (the "Company") for use at the 1997 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, September 11, 1997, and at any adjournments thereof. The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is July 29, 1997.

  The principal business expected to be transacted at the Annual Meeting, as more fully described below, will be the election of two directors and the adoption of the Company's Amended and Restated 1995 Director Stock Option Plan.

  The authority granted by an executed proxy may be revoked at any time before its exercise by filing with the Clerk of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

  The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of mails, proxies may be solicited by officers and employees of the Company in person or by telephone.


                      VOTING SECURITIES AND VOTES REQUIRED

  Only stockholders of record at the close of business on July 21, 1997 will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding 7,369,208 shares of Common Stock, $0.01 par value (the "Common Stock"), each of which is entitled to one vote. A majority in interest of the outstanding Common Stock, represented at the Annual Meeting in person or by proxy, constitutes a quorum for the transaction of business. A plurality of the votes cast is required to elect the nominees for director. The affirmative vote of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote is required to adopt the Company's Amended and Restated 1995 Director Stock Option Plan. Broker non-votes will not be counted in determining the shares entitled to vote nor treated as votes cast. (A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on the matter from the customer, is barred by applicable rules from exercising discretionary voting authority in the matter, and so indicates on the proxy.) Abstentions will not be treated as votes cast in the election of the directors or the adoption of the Company's Amended and Restated 1995 Director Stock Option Plan.

                             ELECTION OF DIRECTORS

  The number of directors remains fixed at five for the coming year. The Company's Restated Articles of Organization provides that the Board of Directors is divided into three classes, each with a term of three years. At the Annual Meeting, two directors will be elected to hold office for three years and until their successors are elected and qualified. Jerry H. Loyd and Patrick J. Sullivan, who are presently serving as directors, have been nominated for re-election by the Board of Directors. Unless a completed proxy withholds authority to vote for the nominees or is a broker non-vote, the shares represented by such proxy will be voted for the election of the directors as the Board's nominees. If any of the nominees are unable to serve, which is not expected, the shares represented by the enclosed proxy will be voted for such other candidate as may be nominated by the Board of Directors.

  The following table contains certain information about the nominees for director and each other person whose term of office as a director will continue after the Annual Meeting.

                                                                                                                            Present
                                                                                                           Director          Term
   Name and Age                  Business Experience and Other Directorships                                Since           Expires
   ------------                  -------------------------------------------                               --------         -------
Dennis T. Gain               Dennis T. Gain has been Chairman of the Board of Directors of the               1991             1998
Age: 54                      Company and has served as President and Chief Executive Officer of the Company since its incorporation in 1991. Prior to joining the Company,
                             Mr. Gain was President of Focus North America since 1989 and President of
                             Woolrest North America from 1986 until 1989.  Mr. Gain is also a stockholder of Spatial Systems Ltd. which is an Australian public company that is a stockholder of the Company. He was a director of Spatial Systems Ltd. until
                             August 1996. Mr. Gain has a B.E. degree and Post Graduate Associate degree in
                             Metallurgy from the University of Otago, New Zealand and a B. Comm. degree in
                             Finance from the University of Auckland, New Zealand.

Patrick J. Sullivan*         Patrick J. Sullivan has been a director of the Company since February 1997,     -                -
Age: 42                      having been elected to complete the remainder of Linda S. Linsalata's term.
                             Mr. Sullivan has extensive consumer electronics and computer industry experience.  During his career, Mr. Sullivan served as vice president of the merchandising group of the Digital Equipment Corporation since 1993, and as vice president of worldwide distribution of Conner Peripherals since
                             1991, and vice president, general manager of North America for Goldstar Products
                             Co. Ltd. since 1987. Mr. Sullivan attended Northeastern University and
                             Arizona State University.

                                                                                                                            Present
                                                                                                           Director          Term
   Name and Age                  Business Experience and Other Directorships                                Since           Expires
   ------------                  -------------------------------------------                               --------         -------
Morton E. Goulder            Morton E. Goulder has been a director of the Company since                      1994             1998
Age: 76                      January 1994.  Since 1977, Mr. Goulder's principal occupation has been President of M. E. Goulder Enterprises, a consulting firm specializing in high technology.  Mr. Goulder was also a Founder,
                             Director, Vice President and Corporate Scientist for Sanders Associates,
                             Inc. After leaving Sanders, he served as the United States Deputy
                             Assistant Secretary of Defense for Intelligence and Warning. He is also a Director of Computer Devices, Inc. and several private high technology companies. Mr. Goulder earned a degree in Applied Physics from
                             Massachusetts Institute of Technology.

J. Grant Jagelman            J. Grant Jagelman has been a director of the Company since the Company's        1996             1999
Age: 55                      inception in April 1991.  He is currently Chairman of Spatial Systems
                             Ltd., an Australian public company that is a stockholder of the Company.

Jerry H. Loyd*               Jerry H. Loyd has been a director of the Company since January 1994.            1994             1997
Age: 67                      Mr. Loyd was a Partner and Managing Director of Morgan Stanley at the
                             time of his retirement in 1985. Prior to this, Mr. Loyd was a management consultant and partner with Arthur Young. Mr. Loyd earned degrees in
                             Business and Engineering from the University of Vermont and has an M.B.A.
                             from New York University.

-------------------------------
*  Nominee for election as director.

Committees of the Board

  The Audit Committee, which during the fiscal year ended March 31, 1997 ("Fiscal Year 1997") consisted of Mr. Goulder and Mr. Loyd, is responsible for providing the Board of Directors with an independent review of the financial health of the Company and its financial controls and reporting. Its primary functions are to recommend independent auditors to the Board of Directors, review the results of the annual audit and the auditors' reports, and ensure the adequacy of the Company's financial controls and procedures. The Audit Committee met once in Fiscal Year 1997. The Compensation Committee, whose members are Messrs. Jagelman, Goulder and Loyd, acts for the Board of Directors with respect to the Company's compensation practices and their implementation. It sets and implements the compensation of the Company's officers and administers the Amended and Restated 1993 Stock Option Plan and the 1995 Employee Stock Purchase Plan. The Compensation Committee held three meetings in Fiscal Year 1997. The entire Board of Directors functions as a nominating committee, considering nominations submitted to the Chairman of the Board. The Board of Directors held five meetings during Fiscal Year 1997, and each director attended all meetings of the Board and of all committees of the Board on which he served.

Director Compensation

  Directors receive no cash compensation for their services. All directors who are not employees of the Company (the "Eligible Directors"), however, are currently eligible to participate in the 1995 Director Stock Option Plan. The Amended and Restated 1995 Director Stock Option Plan (the "Amended Director Plan"), as adopted by the Board of Directors, provides for the automatic grant of options to purchase up to an aggregate of 225,000 shares of Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The options have a term of ten years. A further description of the 1995 Director Stock Option Plan is set forth under the heading "Proposal to Adopt the Company's Amended and Restated 1995 Director Stock Option Plan." During Fiscal Year 1997, Messrs. Goulder and Loyd each received an option to purchase 20,000 shares under the Amended Director Plan. Mr. Jagelman received an option to purchase 6,000 shares upon his election as a director at the 1996 Annual Meeting of Stockholders and an option to purchase 14,000 shares under the Amended Director Plan. Under the Amended Director Plan, Mr. Sullivan received an option to purchase 10,000 shares on February 12, 1997, which was immediately exercisable with respect to 3,000 shares and will become exercisable with respect to 3,000 shares and 4,000 shares on February 12, 1998 and 1999, respectively.The options granted to Messrs. Goulder and Loyd and the option to purchase 14,000 shares granted to Mr. Jagelman became immediately exercisable with respect to thirty percent (30%) of the shares. An additional thirty percent (30%) will become exercisable on December 31, 1997 and the remaining forty percent (40%) will become exercisable on December 31, 1998. The option to purchase 6,000 shares granted to Mr. Jagelman became exercisable with respect to 2,000 shares on September 11, 1996, and will become exercisable with respect to 2,000 shares on September 11, 1997 and on the next annual meeting of stockholders.

                             EXECUTIVE COMPENSATION


Compensation Committee Report on Executive Compensation

  The Compensation Committee Report set forth below describes the compensation policies applicable to executive officers of the Company, including Mr. Gain, the Company's Chief Executive Officer.

  Overall Policy. The Company's executive compensation program is designed to be closely linked to corporate performance and returns to stockholders. To this end, the Company has developed an overall compensation strategy and specific compensation plan that tie a portion of executive compensation to the Company's success in meeting specified performance goals. In addition, through the use of stock options, the Company ensures that a part of the executives' compensation is closely tied to appreciation in the Company's stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and stockholder interests through equity based plans and, finally, to provide a compensation package that recognizes individual contributions as well as overall business results.

  The Compensation Committee determines the compensation of the six individuals named in the Summary Compensation Table. The Compensation Committee takes into account the views of Mr. Gain, the Company's Chief Executive Officer, and Mr. Rossen, the Company's Chief Financial Officer, in reviewing the individual performance of the executives (other than Mr. Gain and Mr. Rossen).

  The key elements of the Company's executive compensation consist of base salary, annual bonus and stock options. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Gain, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including insurance and other employee benefits.

  Base Salaries. Base salaries for executive officers (of which a percentage is awarded based on the profitability levels of the Company) are initially determined by evaluating the responsibilities of the position held and the experience of the individual. In making determinations regarding base salaries, the Compensation Committee considers generally available information regarding salaries prevailing in the industry, but does not utilize any particular indices or peer groups.

  Annual salary adjustments are determined by evaluating the financial performance of the Company and of each executive officer, and also take into account new responsibilities. The Compensation Committee, where appropriate, also considers non-financial performance measures. These non-financial performance measures may include such factors as efficiency gains, quality improvements and improvements in relations with customers, suppliers and employees. No particular weight is given to any of these non-financial factors.

  Mr. Gain was granted a base salary of $180,000 for Fiscal Year 1997, an increase of approximately 33% from his $135,000 base salary for the fiscal year ended March 29, 1996 ("Fiscal Year 1996"). The increase was a consequence of the inclusion of previous bonus-related compensation being included in the base salary. Mr. Gain's salary has been reduced to $160,000 for the fiscal year ending March 31, 1998.

  Annual Bonus. The Company's executive officers are eligible for an annual cash bonus, based primarily on achievement of significant milestones. Executive officers were eligible to receive bonuses for Fiscal Year 1997 based upon the achievement of milestones by the Company during Fiscal Year 1997. No cash bonuses were earned by the executive officers during Fiscal Year 1997.

  Stock Options. Under the Company's Amended and Restated 1993 Stock Option Plan, which was approved by stockholders, stock options are granted to the Company's executive officers. Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant and vest over various periods of time, normally five years. Stock option grants are designed to encourage the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation is achieved, and, once achieved, is maintained and improved upon. In determining the amount of such grants, the Compensation Committee evaluates the job level of the executive, responsibilities to be assumed in the upcoming year, and responsibilities in prior years, and also takes into account the size of the officer's awards in the past. Mr. Gain did not receive any stock options to purchase shares during Fiscal Year 1997.

  Conclusion. Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock appreciation. In Fiscal Year 1997, as in previous years, a substantial portion of the Company's targeted executive compensation consisted of performance-based variable elements. The Compensation Committee intends to continue the policy of linking executive compensation to Company performance and returns to stockholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

                  By the Compensation Committee,

                  J. Grant Jagelman
                  Morton E. Goulder
                  Jerry H. Loyd

Stock Performance Graph

  The following graph shows the cumulative total stockholder return on the Company's Common Stock over the period from December 31, 1995 (the end of the first trading month of the Company's Common Stock) to March 31, 1997, as compared with that of the Nasdaq Market Index and the Computer Peripheral Equipment N.E.C. Index, based on an initial investment of $100 in each on December 31, 1995. Total stockholder return is measured by dividing share price change plus dividends, if any, for each period by the share price at the beginning of the respective period, and assumes reinvestment of dividends. The Computer Peripheral Equipment N.E.C. Index consists of 121 publicly traded computer peripheral equipment companies reporting under the same Standard Industrial Classification Code (SIC 3577) as the Company.


                           [LINE GRAPH APPEARS HERE]

                     12/31/95   3/29/96   6/28/96   8/30/96   12/31/96   3/31/97
                     --------   -------   -------   -------   --------   -------
SPACETEC              100.00     131.91    127.66     93.62      43.62     27.66
NASDAQ MARKET INDEX   100.00     104.62    112.37    115.47     120.90    114.76
INDUSRTY INDEX        100.00     104.55    115.12    123.29     126.48     93.94

Summary Compensation Table

  The following table provides summary information on the cash compensation and certain other compensation paid, awarded, or accrued by the Company to or for the Chief Executive Officer of the Company, the Chief Financial Officer (both current and former) and each of the Company's other executive officers whose total salary and bonus exceeded $100,000 during Fiscal Year 1997 (collectively, the "Named Executive Officers"):

                                                                                             Long-Term
                                                                                            Compensation      All Other
                                                                 Annual Compensation           Awards        Compensation
                                                         ---------------------------------   -----------     ------------
                                                                                 Other
                                                                                 Annual      Securities
                                                                              Compensation   Underlying
Name and Principal Position                   Year       Salary($)  Bonus($)      ($)         Options(#)          ($)
---------------------------                   ----       ---------  --------  ------------   -----------     ------------
Dennis T. Gain...........................     1997       $180,000         --         --             --       $ 3,507(1)
  President and Chief Executive Officer       1996       $135,000         --         --         40,000       $ 3,237(1)
  and Chairman of the Board                   1995       $150,000    $30,000         --         20,000       $ 2,991(1)

Neil Rossen(2)...........................     1997       $ 37,800         --         --         50,000            --
 Senior Vice President, Finance
 and Chief Financial Officer

Linda S. Linsalata(3)....................     1997       $ 80,000         --         --          7,500       $45,500(4)
 Former Vice President, Finance and           1996       $ 48,527         --         --         60,000
 Chief Financial Officer

John A. Hilton...........................     1997       $110,000         --         --             --            --
 Senior Vice President, Chief                 1996       $ 93,333         --         --         42,000            --
 Technology Officer - Hardware                1995       $100,000    $20,000         --         16,000            --

James J. Wick............................     1997       $110,000         --         --          7,500            --
 Senior Vice President, Chief                 1996       $ 92,000         --         --         32,000            --
 Technology Officer - Software                1995       $ 92,000    $30,000    $28,120(5)      16,000            --

Joyce A. Ouellette.......................     1997       $ 90,000         --         --             --       $45,625(6)
 Senior Vice President of Sales               1996       $ 89,000         --         --         62,000       $64,000(6)
 and Marketing                                1995       $ 75,000    $21,000         --         16,000       $33,832(6)

----------------------------

(1) These amounts represent values of a life insurance policy on the life of Mr. Gain under a split dollar insurance agreement with the Company, where the Company paid $6,026, $5,992 and $5,963 in Fiscal Years 1995, 1996 and 1997,
    respectively, of a $6,787 premium.

(2) Mr. Rossen, the Company's current Senior Vice President of Finance and Chief Financial Officer, became an employee of the Company on November 22, 1996 and was elected as an officer of the Company by the Board of Directors on December 4, 1996.

(3) Ms. Linsalata has not been employed by the Company since November 30, 1996. She joined the Company on September 29, 1995.

(4) Consists of a payment made pursuant to a severance agreement between Ms. Linsalata and the Company.

(5) Consists of reimbursement of relocation expenses incurred by Mr. Wick during Fiscal Year 1995 in connection with his becoming an employee of the Company.

(6) Consists of sales commissions received by Ms. Ouellette for each respective Fiscal Year.

Stock Option Grants in Last Fiscal Year

     The following table provides information on stock options granted during Fiscal Year 1997 to the Named Executive Officers.

                                         % of Total
                                          Options                                    Potential Realizable Value at
                         Securities       Granted to     Exercise                    Assumed Annual Rates of Stock
                         Underlying      Employees in       or                   Price Appreciation for Option Term (1)
                          Options       Fiscal Year     Base Price   Expiration  --------------------------------------
     Name                Granted(#)         1997         ($/share)      Date            5%($)               10%($)
-----------------------------------------------------------------------------------------------------------------------
Dennis T. Gain                --             --              --             --              --                  --
Neil M. Rossen            50,000(2)        18.3%          $4.50       12/04/06         126,434             334,600
Linda S. Linsalata         7,500(3)        2.75%          $8.75        7/26/06          38,217              99,726
John A. Hilton                --             --              --             --              --                  --
James J. Wick              7,500(4)        2.75%          $8.75        7/26/06          38,217              99,726
Joyce A. Ouellette            --             --              --             --              --                  --

-----------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. No gain to the optionees is possible without an increase in price of the Common Stock, which would benefit all stockholders proportionately.

(2) These options become exercisable as to 20% of the shares on each of December 4, 1997, 1998, 1999, 2000 and 2001.

(3) These options are immediately exercisable.

(4) These options became exercisable as to 20% on April 27, 1997 and will become exercisable as to an additional 20% on each April 27, 1998, 1999, 2000 and 2001.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Stock Option Values

  The following table sets forth certain information concerning the unexercised stock options as of March 31, 1997 held by the Named Executive Officers. No options were exercised during Fiscal Year 1997 by any Named Executive Officers other than Ms. Linsalata.

                                                 Number of Securities Underlying     Value of Unexercised
                                                     Unexercised Options at         In-The-Money Options at
                                                        March 31, 1997(#)            March 31, 1997($)(1)
                                                        -----------------            --------------------
                         Shares
                      Acquired on      Value
Name                  Exercise (#)  Realized($)   Exercisable     Unexercisable   Exercisable  Unexercisable
----                  ------------  -----------   -----------     -------------   -----------  -------------
Dennis T. Gain                 --           --         22,000            48,000       $37,080        $45,120
Neil M. Rossen                 --           --              0            50,000             0              0
Linda S. Linsalata         12,000     $186,600         38,700            16,800       $32,688        $40,752
John A. Hilton                 --           --         14,800            43,200       $18,904        $37,536
James J. Wick                  --           --         12,800            42,700       $17,824        $33,216
Joyce A. Ouellette             --           --         28,800            49,200       $24,142        $31,488

-----------------

(1) Based on the difference between the respective option exercise price and the average of the high and low sales prices of the Common Stock on March 31, 1997, which was $3.38.

     PROPOSAL TO ADOPT THE COMPANY'S AMENDED AND RESTATED 1995 DIRECTOR STOCK OPTION PLAN

     General

     The Company's 1995 Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors on September 29, 1995 and approved by the stockholders of the Company on October 6, 1995. The purpose of the Director Plan is to attract and retain highly qualified non-employee directors of the Company and to encourage ownership of stock of the Company by such directors so as to provide additional incentives to promote the success of the Company. The Director Plan originally authorized the grant of nonstatutory stock options for the purchase of a maximum of 75,000 shares (subject to adjustment for stock splits and similar capital changes) of Common Stock to Eligible Directors as defined under the heading "Election of Directors--Director Compensation." The first grant of options under the Director Plan was on the date of the 1996 Annual Meeting of Stockholders. Currently, four of the Company's five directors are Eligible Directors.

     Amendment

     On December 4, 1996, the Board of Directors of the Company adopted, subject to stockholder approval, the Amended and Restated 1995 Director Stock Option Plan (the "Amended Director Plan"), which among other things, increases the aggregate number of shares of Common Stock available thereunder by an additional 150,000 shares to an aggregate of 225,000 shares, subject to adjustments for stock-splits and similar capital changes.

     The Amended Director Plan also revised the timing and amount of option grants by providing that upon the election of any new Eligible Director after December 31, 1996, such Eligible Director will be granted an option to purchase 10,000 shares of Common Stock (the "Initial Options"). Any Eligible Director serving on December 31, 1997 and any December 31st thereafter shall receive on such date, an option to purchase 10,000 shares of Common Stock (the "Annual Options"). In addition, on December 31, 1996, each of Morton E. Goulder and Jerry H. Loyd were granted an option to purchase 20,000 shares of Common Stock and J. Grant Jagelman was granted an option to purchase 14,000 shares of Common Stock on December 31, 1996 under the Amended Director Plan (these options are also collectively referred to as "Initial Options").

     The Initial Options become exercisable with respect to thirty percent (30%) of the shares granted on the date of grant, thirty percent (30%) of the shares granted on the second anniversary of the date of grant, and forty percent (40%) of the shares granted on the third anniversary of the date of grant, so long as the optionee is then a director of the Company. The Annual Options become exercisable with respect to 3,000 shares on the date of grant, 3,000 shares on the second anniversary of the date of grant, and 4,000 shares on the third anniversary of the date of grant, so long as the optionee is then a director of the Company.

     Director Plan Activity

     As of July 21, 1997, options to purchase an aggregate of 64,000 shares of Common Stock had been granted under the Amended Director Plan and 6,000 shares of Common Stock had been granted under the Director Plan, of which none have been cancelled.

     Federal Income Tax Consequences

     Options granted under the Director Plan are nonstatutory options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended. The exercise of an option by a director results in taxable ordinary income to the director and a corresponding deduction for the Company, in each case equal to the difference between the fair market value of the shares on the date the option was granted (the option exercise price) and their fair market value on the date the option is exercised.

     Votes Required

     The affirmative vote of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote at the Annual Meeting is required for the adoption of the Amended Director Plan.

     Board Recommendation

     The Board of Directors of the Company believes that the adoption of the Amended and Restated Director Plan is in the best interest of the Company and its stockholders and recommends a vote FOR the proposal to adopt the Amended Director Plan.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                           AND CERTAIN TRANSACTIONS

     During Fiscal Year 1997, the Company's Compensation Committee consisted of Messrs. Jagelman, Goulder and Loyd. None of the members of the Compensation Committee has been an officer or employee of the Company. Mr. Gain, President, Chief Executive Officer and Chairman of the Board of the Company, was a director of Spatial Systems Ltd. ("SSL"), an Australian public company and a principal stockholder of the Company, until August 1996. Mr. Jagelman, a director of the Company and member of the Board of Directors' Compensation Committee, is a director of SSL.

     Spatial Systems Ltd. License Agreement

     In May 1991, SSL transferred to the Company technology valued by the Company at $97,000. As part of the consideration for transfer of technology, the Company entered into a license agreement (the "License Agreement") with SSL. SSL is a stockholder of the Company and J. Grant Jagelman, Chairman of the Board of SSL, is a director of the Company. In addition, Dennis T. Gain, President and Chief Executive Officer of the Company, was a director of SSL until August 1996. Under the terms of the License Agreement, the Company granted to SSL a paid-up, perpetual, irrevocable, royalty-free right and license (i) to use all technology of the Company relating to programmable computer graphics input devices, including all tools for certain Spaceball products, in the manufacturer and sale of such input devices and enhancements or improvements thereto, and
(ii) to use the names "Spaceball" and "Spaceware," together with any designs of logos owned by the Company, on and in association with such input devices. The manufacturing and distribution license is exclusive in Australia and New Zealand. SSL has no right to manufacture the licensed products outside of Australia and New Zealand, and to the Company's knowledge, SSL is not currently manufacturing any products. The exclusive license prohibits the Company from authorizing or appointing a third party to engage in business activities in Australia and New Zealand which would conflict with the license; however, the License Agreement expressly permits the Company to authorize original equipment manufacturers and/or value-added resellers to integrate the Company's products as components in such third parties' own merchandise and market such merchandise in Australia and New Zealand.

     In addition, the License Agreement grants SSL a perpetual option to obtain a non-exclusive distribution arrangement to sell the licensed products in Indonesia, Singapore, Malaysia, Japan, Hong Kong, South Korea, Thailand, The Philippines, Taiwan, the People's Republic of China, Cambodia and Vietnam. The option, which has not been exercised, is exercisable upon thirty days written notice to the Company. Either party to the License Agreement may fully assign its rights and interests and delegate its obligations (a) to an entity controlled by such party if such entity assume all of the obligations under the License Agreement, and (b) to an entity which acquires all or substantially all of the assets of either party or which is the surviving entity in a merger or consolidation with such party, if (i) such entity assumes all of the rights and obligations of such party under the License Agreement, and (ii) if, after giving effect to the assignment, such entity shall have a tangible net worth at least equal to the tangible net worth of such party immediately prior thereto. SSL has paid $140,000 and $278,000 to the Company for product purchases in Fiscal Year 1996 and 1997, respectively.

     Upon the closing of the tender offer by the Company to purchase all of the outstanding shares of SSL, which is more fully discussed below, the License Agreement between SSL and the Company will be cancelled.

     Spatial Systems Ltd. Tender Offer

     On April 18, 1997, the Company initiated a tender offer to purchase all of the outstanding shares of SSL from SSL's stockholders in exchange for shares of Common Stock of the Company. For each fifteen shares of SSL, the SSL shareholders will receive two shares of the Company's Common Stock, and for every option to purchase twelve shares of SSL, the option holder will receive one share of the Company's Common Stock. The tender offer ended on July 18, 1997. As a result of the tender offer, all shares of Common Stock of the Company owned by SSL will be cancelled. The tender offer, together with the cancellation of the shares of the Company's Common Stock owned by SSL, will not effect the number of shares outstanding of the Company.

                                SHARE OWNERSHIP

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of July 17, 1997 by (i) persons known by the Company to be beneficial owners of more than 5% of its Common Stock, (ii) the executive officers named in the Summary Compensation Table, (iii) the directors and nominees for election as directors of the Company, and (iv) all current executive officers and directors of the Company as a group:

                                                       Shares of Common Stock
                                                       Beneficially Owned(1)

Beneficial Owner                                  Shares           Percent of Class
----------------                                  ------           ----------------
5% Stockholders(2)
Dennis Gain(3)                                    1,617,090              21.8%
J. Grant Jagelman(4)                              1,377,748              18.7%
Gain Family Trust(5)                              1,242,590              16.9%
Spatial Systems Ltd.(6)                           1,133,334              15.4%

Other Directors and Nominees for Director
Morton E. Goulder(7)                                122,809               1.7%
Jerry H. Loyd(8)                                     30,809                 *
Patrick J. Sullivan(9)                                3,000                 *

Other Named Executive Officers
Linda Linsalata(10)                                  43,900                 *
Neil M. Rossen                                        1,450                 *
John A. Hilton(11)                                  134,800               1.8%
James J. Wick(12)                                   122,300               1.7%
Joyce A. Ouellette(13)                               56,000                 *
A. Lorne Grant                                           --
C. Raymond Boelig                                        --
All directors, nominees for director and
executive officers as a group (11 persons)(14)    3,466,006              45.9%

--------------------------------------
*    Less than one percent.

(1) Except as otherwise indicated in these footnotes, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Includes shares of Common Stock issuable pursuant to outstanding options which may be exercised within 60 days after July 17, 1997.

(2) For the purposes hereof, the address of each 5% stockholder shall be that of the Company set forth elsewhere in this proxy statement.

(3) Includes (i) 1,242,590 shares held by the Gain Family Trust, a trust for the benefit of certain members of the family of Dennis T. Gain and of which Mr. Gain is the sole trustee, (ii) 32,000 shares of Common Stock subject to options held by Mr. Gain exercisable as of July 17, 1997 or within 60 days thereafter and (iii) 110,500 shares held by Mr. Gain's wife and children. Mr. Gain also is a stockholder of Spatial Systems Ltd. ("SSL") and was a director until August 1996. See "Compensation Committee Interlocks and Insider Participation and Certain Transactions - Spatial Systems Ltd. Tender Offer," with respect to a pending cancellation of SSL shares.

(4) Includes (i) 1,133,334 shares held by SSL, of which Mr. Jagelman is Chief Executive Officer, a director and the largest stockholder, (ii) 139,276 shares held by Rhetford Pty. Ltd., an Australian corporation of which Mr. Jagelman is Chief Executive Officer and of which his family members own 100% of the stock, (iii) 27,396 shares held by the Group Superannuation Fund, an Australian retirement trust of which Mr. Jagelman holds a 100% interest, (iv) 37,208 shares of Common Stock held by Mr. Jagelman's wife and children and (v) 40,534 shares of Common Stock subject to options held by Mr. Jagelman exercisable as of July 17, 1997 or within 60 days thereafter. Mr. Jagelman disclaims beneficial ownership of the shares held by SSL, except to the extent of his proportionate pecuniary interests in such entity.

(5) The Gain Family Trust is a trust for the benefit of certain family members of Dennis T. Gain, President and Chief Executive Officer of the Company. Mr. Gain is the sole trustee of the Gain Family Trust and has sole voting control and investment power over the shares held by the trust.

(6) SSL is a publicly held corporation organized under the laws of the State of New South Wales, Australia. The Board of Directors of SSL shares voting control and investment power over the shares held by SSL. J. Grant Jagelman, a director of the Company, is a director and stockholder of SSL. Dennis Gain, President and Chief Executive Officer and a director of the Company, was a director of SSL until August 1996. Mr. Gain and Mr. Hilton, the Company's Senior Vice President and Chief Technology Officer of Hardware, are also stockholders of SSL. Mr. Jagelman is also the Chief Executive Officer of SSL. Messrs. Jagelman, Gain and Hilton disclaim beneficial ownership of the shares held by SSL, except to the extent of their respective proportionate pecuniary interests in SSL. See "Compensation Committee Interlocks and Insider Participation and Certain Transactions - Spatial Systems Ltd. Tender Offer," with respect to a pending cancellation of these shares.

(7) Includes 12,000 shares of Common Stock subject to options held by Mr. Goulder exercisable as of July 17, 1997 or within 60 days thereafter.

(8) Includes 12,000 shares of Common Stock subject to options held by Mr. Loyd exercisable as of July 17, 1997 or within 60 days thereafter.

(9) Represents 3,000 shares of Common Stock subject to options held by Mr. Sullivan exercisable as of July 17, 1997 or within 60 days thereafter.

(10) Represents 43,900 shares of Common Stock subject to options held by Ms. Linsalata exercisable as of July 17, 1997 or within 60 days thereafter.

(11) Includes 24,800 shares of Common Stock subject to options held by Mr. Hilton exercisable as of July 17, 1997 or within 60 days thereafter.

(12) Includes 22,300 shares of Common Stock subject to options held by Mr. Wick exercisable as of July 17, 1997 or within 60 days thereafter.

(13) Includes 36,000 shares of Common Stock subject to options held by Ms. Ouellette exercisable as of July 17, 1997 or within 60 days thereafter.

(14) Includes shares and options described in footnotes (3) and (4) and (7)-
     (13).

                        INFORMATION CONCERNING AUDITORS

     The firm of Ernst & Young LLP, independent accountants, has audited the Company's accounts for a number of years and will do so for the fiscal year ending March 31, 1998. Representatives of Ernst & Young LLP have been invited to attend the Annual Meeting.


                             STOCKHOLDER PROPOSALS

     The Company's Bylaws require a stockholder who wishes to bring business before or propose director nominations at an annual meeting to give written notice to the Clerk of the Company not less than 45 days nor more than 60 days before the meeting, unless less than 60 days' notice or public disclosure of the meeting is given, in which case the stockholder's notice must be received within 15 days after such notice or disclosure is given. The notice must contain specified information about the proposed business or nominee and the stockholder making the proposal or nomination. If any stockholder intends to present a proposal at the 1998 Annual Meeting of Stockholders and desires that it be considered for inclusion in the Company's proxy statement and form of proxy, it must be received by the Company at The Boott Mill, 100 Foot of John Street, Lowell, Massachusetts 01852-1126, Attention: Neil M. Rossen, no later than March 27, 1998.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company's executive officers and directors and persons who own beneficially more than ten percent of the Company's equity securities are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership of Company securities with the Securities and Exchange Commission. Copies of these reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during Fiscal Year 1997 the Company's executive officers, directors and 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that (i) Ms. Deborah Agrella, a former officer of the Company, filed a Form 3 on November 12, 1996 which was due on August 26, 1996; (ii) the Gain Family Trust reported in a Form 5 filed February 13, 1997
(a) the sale of 15,000 shares of Common Stock for which a Form 4 was due on February 10, 1996, (b) the purchase of 1,000 shares of Common Stock for which a Form 4 was due on July 10, 1996, and (c) the purchase of 10,000 shares of Common Stock for which a Form 4 was due on January 10, 1997; (iii) Spatial Systems Ltd. reported in a Form 5 filed February 13, 1997 the sale of 12,750 shares of Common Stock for which a Form 4 was due on February 10, 1996 and SSL will report in a Form 5 to be filed on May 15, 1998 the purchase of 1,170 shares of Common Stock for which a Form 5 was due on May 15, 1997; (iv) Mr. Jagelman will report in a Form 5 to be filed on May 15, 1998 the purchase by SSL of 1,170 shares of Common Stock for which a Form 5 was due on May 15, 1997; (v) Mr. Goulder reported in a Form 5 filed May 15, 1997 the distribution by a partnership of which Mr. Goulder was a limited partner of 18,809 shares of Common Stock for which a Form 4 was due on July 10, 1996; (vi) Mr. Loyd reported in a Form 5 filed May 15, 1997 the distribution by a partnership of which Mr. Loyd was a limited partner of 18,809 shares of Common Stock for which a Form 4 was due on July 10, 1996; (vii) Mr. Sullivan filed a Form 3 on April 25, 1997 which was due on February 22, 1997; and (viii) Mr. Lorne Grant, an officer of the Company, filed a Form 3 on April 25, 1997 which was due on March 14, 1997.


                                 OTHER MATTERS

     The Board of Directors does not know of any business to come before the Annual Meeting other than the matters described in the notice. If other business is properly presented for consideration at the Annual Meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            SPACETEC IMC CORPORATION
        PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS SEPTEMBER 11, 1997


       The undersigned stockholder of Spacetec IMC Corporation (the "Company") hereby appoints Dennis T. Gain, Neil M. Rossen and Lynnette C. Fallon, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of capital stock of the Company entitled to vote at the Annual Meeting of Stockholders of the Company to be held on September 11, 1997 and all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

                                                                  -------------
                (Continued and to be signed on the reverse side)   SEE REVERSE
                                                                      SIDE
                                                                  -------------

                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

A [X] Please mark your votes as in this example


                              FOR               WITHHELD
                         both nominees     from both nominees
1. Proposal to elect          [_]                  [_]
   two directors.

Nominees:  Jerry H. Loyd
           Patrick J. Sullivan

FOR, except vote withheld from the following nominee:

-----------------------

                                      FOR       AGAINST   ABSTAIN
                                      [_]         [_]       [_]

2. To adopt the Company's Amended and Restated 1995 Director Stock Option Plan, which among other things, increases the aggregate number of shares of the Company's Common Stock as to which options may be granted by 150,000 shares to 225,000 shares.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholders. If no specification is made, this proxy will be voted for the proposals. In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.



Signature              Date:       Signature                  Date:      , 1997
         -------------      ------          -----------------      ------
Note: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partner, please sign in partnership name by authorized person.